Exhibit 99.1

John L. Garrison, Jr. Elected to Stanley Black & Decker Board of Directors

NEW BRITAIN, Conn., Oct. 22, 2024 – Stanley Black & Decker (NYSE: SWK) today announced that John L. Garrison, Jr, former Chairman, President, and Chief Executive Officer of Terex Corporation has been elected to the company’s Board of Directors.

Garrison has more than 30 years of experience successfully executing multi-level transformations in various industries.

“John is a highly accomplished executive with extensive experience leading large-scale and complex global operations,” said Andrea J. Ayers, Stanley Black & Decker Chair. “John’s track record of developing and implementing financial and human capital strategies and transforming processes to drive business outcomes and operational excellence makes him a great addition to the Board as the Company intensifies its focus on accelerating organic growth with margin expansion to drive long-term shareholder returns.”

Garrison, most recently, served as President and Chief Executive Officer of Terex Corporation, a global manufacturer of materials processing machinery and aerial work platforms, a position he held from 2015 until his retirement in 2024. In addition, Garrison served as Chairman of the Board of Terex from August 2018 until his retirement in 2024.

Prior to joining Terex, Garrison was President and CEO of Bell Helicopter, a Textron company. He previously held senior leadership roles at E-Z-GO, a Textron company, Azurix Corporation and Case Corporation. He also served 10 years on active duty in the U.S. Army as an Airborne Ranger qualified Artillery Officer and taught in the Department of Social Sciences at the United States Military Academy at West Point.

Garrison served as the past President and Chairman of American Helicopter Society’s International and Chairman of Vertical Flight Foundation, a board member for the General Aviation Manufacturers Association (GAMA), and as a Cabinet member of the Marine Corps Scholarship Foundation’s American Patriots Campaign.

He currently serves on the Flowserve Corporation Board, a position he has held since 2018. On the Flowserve Board, he serves as Chair of the Organization and Compensation Committee and as a member of Corporate Governance and Nominating Committee.

Garrison received a bachelor’s degree in engineering from the United States Military Academy at West Point and a master’s degree in business administration from Harvard University.

About Stanley Black & Decker

Founded in 1843 and headquartered in the USA, Stanley Black & Decker (NYSE: SWK) is a worldwide leader in Tools and Outdoor, operating manufacturing facilities globally. The Company’s approximately 50,000 employees produce innovative end-user inspired power tools, hand tools, storage, digital jobsite solutions, outdoor and lifestyle products, and engineered fasteners to support the world’s builders, tradespeople and DIYers. The Company’s world class portfolio of trusted brands includes DEWALT®, CRAFTSMAN®, STANLEY®, BLACK+DECKER®, and Cub Cadet®. To learn more visit: www.stanleyblackanddecker.com or follow Stanley Black & Decker on Facebook, Instagram, LinkedIn and X.

Media Contact:

Debora Raymond

Vice President, Public Relations

debora.raymond@sbdinc.com

203-640-8054